B.C. FORM 51-901F

QUARTERLY AND YEAR END REPORT

Incorporated as part of:
X	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer:	Continental Energy Corporation
Issuer Address:	21795 64th Avenue Langley, B.C. V2Y 2N7
Issuer Fax No.:	604-532-6068
Issuer Telephone No.:	604-532-6066
Contact Name:	Gary Schell
Contact Position:	Director
Contact Telephone Number:	604-532-6066
Contact Email Address:	info@continentalenergy.com
Web Site Address:	www.continentalenergy.com
For Quarter Ended:	2004/01/31
Date of Report:	2004/03/29

CERTIFICATE:

THE THREE SCHEDULES REQUIRED TO COMPLETE THIS REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS.  A COPY OF THIS REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT.  PLEASE NOTE, THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

“Gary Schell”	Gary Schell	2004/03/30
Signature
“Richard McAdoo”	Richard McAdoo	2004/03/30
Signature

CONTINENTAL ENERGY CORPORATION

An Exploration Stage Company

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

31 JANUARY 2004

Unaudited - See Notice to Reader

U.S. Funds

TONELLI & ASSOCIATES

Chartered Accountants

NOTICE TO READER

We have compiled the interim consolidated balance sheet of Continental Energy Corporation (An Exploration Stage Company) as at 31 January 2004 and the interim consolidated statements of changes in shareholders’ deficiency, operations and cash flows for the periods then ended from information provided by management.  We have not audited, reviewed or otherwise attempted to verify the accuracy or completeness of such information.  Readers are cautioned that these statements may not be appropriate for their purposes.

“Tonelli & Associates”

Langley, B.C., Canada	TONELLI & ASSOCIATES
29 March 2004	CHARTERED ACCOUNTANTS

Continental Energy Corporation		Statement 1
(An Exploration Stage Company)
Interim Consolidated Balance Sheet
U.S. Funds
Unaudited - See Notice to Reader

	31 January	31 July
ASSETS	2004	2003
Current
Cash	$419,691	$802,127
Due from related party	107,927	90,418
Prepaid expense	78,675	7,015
Accounts and GST receivable	51,068	7,979
	657,361	907,539
Prepaid Resource Property Costs	11,000	17,000
Prepaid Share Issuance Costs	16,500	25,500
Resource Property Costs - Schedule 1	145,013	3
Capital Assets, net of accumulated amortization	116,911	133,911
	$946,785	$1,083,953

LIABILITIES
Current
Accounts payable and accrued liabilities	$4,556,842	$4,608,355
Due to related parties	502,577	368,121
Promissory notes payable	50,000	50,000
Cash received in advance of share issuance	-	92,008
Capital lease obligation - current portion	18,752	18,714
	5,128,171	5,137,198
Capital Lease Obligation	22,924	32,622
Continued Operations (Note 1)

SHAREHOLDERS’ DEFICIENCY
Share Capital - Statement 2	21,696,567	21,486,809
Contributed Surplus - Statement 2	1,609,185	1,177,550
Deficit - Statement 2	(27,510,062)	(26,750,226)
	(4,204,310)	(4,085,867)
	$946,785	$1,083,953

ON BEHALF OF THE BOARD:

"Richard L. McAdoo"
, Director

“Gary Schell”
, Director

Continental Energy Corporation					Statement 2
(An Exploration Stage Company)
Interim Consolidated Statement of Changes
In Shareholders’ Deficiency
U.S. Funds
Unaudited - See Notice to Reader

	Common Shares			Deficit	Deficit
				Incurred	Incurred
				Prior to	During
			Contributed	Exploration	Exploration
	Shares	Amount	Surplus	Stage	Stage	Total
Balance - 31 July 2002	29,286,233	$18,972,265	$116,550	$(11,420,599)	$(13,283,011)	$(5,614,795)

Private placement @
$0.15/common share	5,408,000	811,200	-	-	-	811,200
Exercise of warrants @
$0.15/common share	255,551	38,333	-	-	-	38,333
$0.15/common share	943,834	141,575	-	-	-	141,575
$0.15/common share	165,000	24,750	-	-	-	24,750
Exercise of options @
$0.15/common share	890,000	133,500	-	-	-	133,500
Share issuance costs	-	(9,000)	-	-	-	(9,000)
Loss for the period - Statement 3	-	-	-	-	(397,726)	(397,726)
Balance - 31 January 2003	36,948,618	$20,112,623	$116,550	$(11,420,599)	$(13,680,737)	$(4,872,163)

Balance - 31 July 2003	45,749,858	$21,486,809	$1,177,550	$(11,420,599)	$(15,329,627)	$(4,085,867)

Exercise of warrants @
$0.15/common share	1,173,388	176,008	-	-	-	176,008
$0.15/common share	285,000	42,750	-	-	-	42,750
Shares issuance costs	-	(9,000)	-	-	-	(9,000)
Cancellation of escrow shares	(93,750)	-	-	-	-	-
Stock option compensation	-	-	431,635	-	-	431,635
Loss for the period - Statement 3	-	-	-	-	(759,836)	(759,836)
Balance - 31 January 2004	47,114,496	$21,696,567	$1,609,185	$(11,420,599)	$(16,089,463)	$(4,204,310)

Continental Energy Corporation				Statement 3
(An Exploration Stage Company)
Interim Consolidated Statement of Operations
U.S. Funds
Unaudited - See Notice to Reader

	For the Three Months Ended		For the Six Months Ended
	31 January		31 January
	2004	2003	2004	2003
Expenses
Amortization	$20,807	$-	$52,210	$2,120
Consulting	5,216	2,936	8,613	20,802
Foreign exchange loss	17,276	10,693	19,663	24,295
General and administrative - Schedule 2	122,583	89,023	195,209	131,664
Interest and bank charges	3,723	3,254	9,018	5,172
Investor relations	8,027	5,714	15,746	12,456
Management fees	165,546	47,564	267,820	97,826
Stock option compensation	199,434	-	431,634	-
Wages	6,925	53,372	11,792	111,852

Loss Before the Following	(549,537)	(212,556)	(1,011,705)	(406,187)

Other Income (Expenses)
Farm out proceeds in excess of
resource property costs	-	8,461	-	8,461
Terminated farm out proceeds (Note 6b)	92,945	-	251,869	-

Loss for the Period	$(456,592)	$(204,095)	$(759,836)	$(397,726)

Loss per Share - Basic and Diluted	$(0.009)	$(0.006)	$(0.016)	$(0.012)

Weighted Average Number of Shares Outstanding	46,929,423	36,207,531	46,776,391	34,318,059

Continental Energy Corporation				Statement 4
(An Exploration Stage Company)
Interim Consolidated Statement of Cash Flows
U.S. Funds
Unaudited - See Notice to Reader

	For the Three Months Ended		For the Six Months Ended
	31 January		31 January
Cash Resources Provided By (Used In)	2004	2003	2004	2003
Operating Activities
Loss for the period	$(456,592)	$(204,095)	$(759,836)	$(397,726)
Item not affecting cash
Amortization	20,807	22,175	52,210	24,295
Stock compensation expense	199,434	2,120	431,634	2,120
Changes in current assets and liabilities
Prepaid expenses	(24,967)	45,597	(71,660)	(7,603)
GST and accounts receivable	(30,375)	(10,459)	(43,089)	2,726
Accounts payable	(63,751)	(450,763)	(51,512)	(807,986)
Due to related parties	153,812	22,362	116,947	(702,921)

	(201,632)	(573,063)	(325,306)	(1,887,095)

Investing Activities
Prepaid resource property costs	3,000	3,000	6,000	6,000
Resource property costs	(127,029)	(92,946)	(403,259)	(213,219)
Resource property recovery	116,963	555,290	258,249	928,290
Capital asset additions	369	-	(35,210)	-

	(6,697)	465,344	(174,220)	721,071

Financing Activities
Prepaid share issuance costs	4,500	4,500	9,000	9,000
Cash received in advance of share issuance	-	(213,500)	(92,008)	(135,000)
Capital lease	(4,830)	-	(9,660)	-
Share capital issued for cash, net	38,250	295,325	209,758	1,140,358

	37,920	86,325	117,090	1,014,358

Net Increase (Decrease) Cash	(170,409)	(21,394)	(382,436)	(151,666)

Cash position - Beginning of period	590,100	95,142	802,127	225,414

Cash Position - End of period	$419,691	$73,748	$419,691	$73,748

Continental Energy Corporation				Schedule 1
(An Exploration Stage Company)
Interim Consolidated Schedule of Resource Property Costs
U.S. Funds
Unaudited - See Notice to Reader

		Additions For the
		Three Months Ending
	Balance			Balance
	31 July	31 October	31 January	31 January
	2003	2003	2004	2004
Indonesia
Bengara
Production sharing contract acquisition	$1,315,953	$-	$-	$1,315,953
Geological and geophysical interpretation and evaluation	1,212,904	266,914	93,869	1,573,687
Seismic acquisition, surveys and data processing	97,360	-	-	97,360
Field exploration, surveys and data acquisition	17,393	-	-	17,393
Prepaid resource property costs	75,000	-	-	75,000
Costs for the period	2,718,610	266,914	93,869	3,079,393
Impairment	(801,683)	-	-	(801,683)
Costs recovery	(1,916,926)	(141,286)	(116,963)	(2,175,175)
Net property costs for the period	1	125,628	(23,094)	102,535

Yapen
Production sharing contract acquisition	623,784	-	-	623,784
Geological and geophysical interpretation and evaluation	185,449	-	-	185,449
Seismic acquisition, surveys and data processing	383,378	-	-	383,378
Costs for the period	1,192,611	-	-	1,192,611
Impairment	(81,923)	-	-	(81,923)
Cost allocated on disposal	(535,024)	-	-	(535,024)
Costs recovery	(575,663)	-	-	(575,663)
Net property costs for the period	1	-	-	1

GATB
Technical assistance contract acquisition	6,205,302	-	-	6,205,302
Geological and geophysical interpretation and evaluation	189,494	9,316	33,160	231,970
Costs for the period	6,394,796	9,316	33,160	6,437,272
Impairment	(6,394,795)	-	-	(6,394,795)
Net property costs for the period	1	9,316	33,160	42,477
Balance - End of Period	$3	$134,944	$10,066	$145,013

Continental Energy Corporation				Schedule 2
(An Exploration Stage Company)
Interim Consolidated Schedule of General and
Administrative Expenses
U.S. Funds
Unaudited - See Notice to Reader

	For the Three Months Ended		For the Six Months Ended
	31 January		31 January
	2004	2003	2004	2003
General and Administrative Expenses
Professional fees, legal, audit and translation	$43,472	$14,416	$48,623	$14,416
Travel	11,184	3,104	21,500	11,142
Office expenses	41,808	55,995	80,101	71,568
Rent, office maintenance and utilities	9,316	3,009	14,624	11,249
Telephone	7,254	3,850	15,536	10,631
Shareholder information	6,486	6,013	11,614	8,141
Filing fees	3,063	2,636	3,211	4,517

	$122,583	$89,023	$195,209	$131,664

1.

Continued Operations

These interim consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern which assumes that the company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

Adverse conditions and events cast substantial doubt upon the validity of this assumption.  The company has incurred significant operating losses over the past several fiscal years and the current six-month period.  As at 31 January 2004 and 31 July 2003 the company had a working capital deficiency of $4,470,810 and $4,229,659 respectively.  In addition, the company has insufficient funds to meet the expenditure obligations related to its Indonesian properties.  These facts create uncertainty surrounding the timing and capacity of the company to meet its financial obligations.

The company’s ability to continue as a going concern is dependent upon its ability to raise additional capital by issuance of treasury shares or debt, receive significant disposal or farm-out proceeds for its Indonesian oil and gas properties or achieve profitable operations.

If the going concern assumption were not appropriate for these consolidated financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

2.

Significant Accounting Policies

These interim consolidated financial statements follow the same accounting policies and methods of their application as the most recent annual financial statements.  These interim financial statements should be read in conjunction with the audited financial statements of the Company as at 31 July 2003.

3.

Conversion of Foreign Currency

The accounts of the Company were prepared in Canadian funds through 31 July 2001 and the three month periods ending 31 October 2001, 31 January 2002 and 30 April 2002.  For its 31 July 2002 year-end reporting, and all subsequent reporting, the Company adopted the U.S. currency as its reporting currency and has prepared its financial statements on that basis.

4.

Segmented Information

Details are as follows:

	Canada	Indonesia	Consolidated
31 January 2004
Segmented operating loss	$(382,889)	$(376,947)	$(759,836)
Identifiable assets	$402,890	$543,895	$946,785

5.

Related Party Transactions

All related party transactions have been disclosed elsewhere in these interim consolidated financial statements, except as follows:

a)

During the six month period ended 31 January 2004, management and/or director fees in the amount of $255,000 were paid or accrued to a director and a company controlled by a director or subsidiary directors.

b)

As at 31 January 2004, accounts payable include $502,577 payable to directors, or directors of one of the company’s subsidiaries.

c)

During the six months ended 31 January 2004, resource property consulting fees in the amount of $47,500 were paid or accrued to a former director of one of the company’s subsidiaries.

a)

As at 31 January 2004 accounts receivable includes $107,927 receivable from a director or a company controlled by a director.

e)

During the six months ended 31 January 2004, 659,188 warrants were exercised by an officer of one of the company’s subsidiaries and a former director of one of the company’s subsidiaries resulting in the issuance of 659,188 common shares for total proceeds of $98,878.

6.

Resource Property Costs

China Wisdom International (HK) Ltd. (“China Wisdom”)

During the year ended 31 July 2003, the Company and its farm out partner, GeoPetro, entered into an agreement with an unrelated partner, China Wisdom, to dispose of 40% of the Bengara subsidiary.  To earn its 40% interest, China Wisdom was to:

-

pay $720,000 by way of $120,000 cash and six separate promissory notes in the amount of $100,000 each due and payable on the last day of each month of June to November 2003.

-

drill five exploration wells no later than 31 December 2004, at least three of which are to be drilled in 2003, with the first of the three completed by 30 September 2003.  As at 31 July 2003 and 30 November 2003, drilling had not begun.

As at 31 July 2003, to fulfill its obligation under the farm out agreement, 40% of the issued and outstanding shares of Bengara had been transferred to China Wisdom.

As at 31 July 2003, $300,000 had been received with 60% ($180,000) and 40% ($120,000) of the proceeds being allocated to the Company and GeoPetro. Subsequent to 31 July 2003 and prior to 31 January 2004, an additional $419,782 had been received with 60% ($251,869) and 40% ($167,913) of the proceeds being allocated to the Company and GeoPetro.  The promissory notes had not been delivered.  In a letter dated 4 November 2003, Bengara notified China Wisdom that it was in default of its agreement because it had not drilled its first well on or before 30 September 2003 and it had not fulfilled its cash payment obligations.

China Wisdom did not satisfy the terms of the agreement and the agreement was terminated effective 1 December 2003 and any money paid to date by China Wisdom has been forfeited to the Company and GeoPetro.  It is management’s opinion that the Bengara subsidiary will continue to be accounted for as a wholly owned subsidiary.  On 4 December 2003, the Company and GeoPetro gave China Wisdom notice that the agreement is to be terminated effective 1 December 2003 and requested that the Bengara shares previously transferred to China Wisdom be returned to the Company and GeoPetro.  As at 4 December 2003, the Bengara shares had not yet been returned to the Company or GeoPetro.  The Company and GeoPetro have retained legal counsel to recover their Bengara shares.  Any additional funds received by the Company subsequent to 31 January 2004 will be treated as income when received.

QUARTERLY AND YEAR END REPORT

B.C. Securities Commission Form 51/901F

Schedule B

CONTINENTAL  ENERGY  CORPORATION

For the Quarter Ended January 31, 2004

1.

ANALYSIS OF EXPENSES AND DEFERRED COSTS

a)

Resource Property costs (See Schedule 1 for details).

b)

General and Administrative Expenses (See Schedule 2 for details).

2.

RELATED PARTY TRANSACTIONS

See notes to interim consolidated financial statements in Schedule-A for details.

3.

SUMMARY OF SECURITIES ISSUED AND OPTIONS GRANTED DURING THE PERIOD

a)

Securities issued:

Date of Issue	Type of Security	Type of Issue	Number	Price US$	Proceeds US$	Type of Consideration	Commission Paid US$
30 January 2004	Common	Warrant Exercise	185,000	$0.15	$27,750	Cash	None
30 January 2004	Common	Warrant Exercise	100,000	$0.15	$15,000	Cash	None

b)

Options granted:

Date of Issue	Type of Security	Type of Issue	Number	Exercise Price US$
13 November 2003	Common Shares	Incentive Options	2,700,000	$0.20
30 January 2004	Common Shares	Incentive Options	2,250,000	$0.20

c)

Options cancelled:

Date of Issue	Type of Security	Type of Issue	Number	Exercise Price US$
30 January 2004	Common Shares	Incentive Options	1,500,000	$0.25
30 January 2004	Common Shares	Incentive Options	2,000,000	$0.45

See related discussion section "Stock Options Cancelled" in Schedule-C below.

d)

Options expired due to employment/engagement termination:

Option Agreement Expiration Date	Type of Security	Type of Issue	Number	Exercise Price US$
29 April 2004	Common Shares	Incentive Options	150,000	$0.15
30 January 2005	Common Shares	Incentive Options	500,000	$0.25
30 July 2004	Common Shares	Incentive Options	350,000	$0.15

4.

SUMMARY OF SECURITIES AS AT THE END OF THE REPORTING PERIOD

a)

Authorized share capital:

Number	Class of Shares	Dividend Rate on Preferred Shares	Cumulative (Y/N)	Redemption Provisions	Conversion Provisions
500,000,000	Common	N/A	N/A	N/A	N/A
100,000,000	Preferred	N/A	N/A	N/A	N/A

b)

Shares issued and outstanding:

Number	Amount	Class of Shares
47,114,496	$21,696,567	Common
0	$ 0	Preferred

c)

Options, warrants and convertible securities outstanding:

Optionees by Classification (i)	Number of Common Shares Optioned	US$ Exercise Price per Share	Exercise Expiry Date
Directors & Officers	200,000	$0.15	29 April 2004
Consultants	95,000	$0.15	29 April 2004
Directors & Officers	2,100,000	$0.15	30 July 2004
Consultants	2,285,000	$0.15	30 July 2004
Directors & Officers	2,500,000	$0.20	30 January 2005
Consultants	200,000	$0.20	30 January 2005
Directors & Officers	500,000	$0.25	30 January 2005
Consultants	500,000	$0.25	30 January 2005
Directors & Officers	1,000,000	$0.20	30 January 2005
Consultants	1,250,000	$0.20	30 July 2005
Total Options Outstanding

(i)

Directors and officers include both those of the Company and those of subsidiaries of the Company and Consultants includes consultants, contractors, advisors and employees of the Company and those of subsidiaries of the Company.

Details of outstanding common share purchase warrants are as follows:

Number of Common Shares Reserved Against Outstanding Warrants	US$ Exercise Price per Share	Exercise Expiry Date
325,000	U.S. $0.15	30 July 2004
500,000	CDN $0.70	24 November 2004
250,000	U.S. $0.15	30 July 2004
720,000	U.S. $0.15	30 July 2004
808,000	U.S. $0.15	30 July 2004
912,500	U.S. $0.15	30 July 2004
1,760,812	U.S. $0.30/$0.60	10 September 2004/2005
2,356,666	U.S. $0.15	10 September 2005
1,875,000	U.S. $0.15/$0.30/$0.60	10 June 2004/2005/2006
457,000	U.S. $0.15/$0.30/$0.60	10 June 2004/2005/2006
450,000	U.S. $0.15/$0.30/$0.60	14 July 2004/2005/2006
Total Warrants Outstanding

d)

Shares subject to escrow or pooling agreements.

Number (i)	Class
93,750	Common shares

In a treasury order dated February 3, 2003 the Company has returned 93,750 common shares to treasury which were previously held in escrow. The issued and outstanding amount of common shares is reduced accordingly.

(i)

On February 28, 1997, the Company issued 375,000 shares of "Principal Escrow" common shares at $0.01 per share pursuant to an escrow agreement dated December 11, 1996 with two current directors of the company. Subsequently, 187,500 of the shares were released from escrow in Fiscal 1999 and 93,750 shares were released in the first quarter of Fiscal 2001. As of January 31, 2004, there are 93,750 common shares remaining in Principal Escrow. The milestones of accomplishment that the Company should achieve as per the escrow agreement for the release of the remaining 93,750 escrow shares were not achieved and the deadline for the release of the Principal Escrow shares has since expired. In a treasury order dated February 3, 2004, but effective 31 January 2004, the Company returned the Principal Escrow shares to treasury. The issued and outstanding shares of the Company have been reduced accordingly and the adjusted amount of common shares issued and outstanding shown in the table in Item-4.b above reflects this adjustment.

5.

NAMES OF DIRECTORS AND OFFICERS AS AT THE DATE THIS REPORT IS SIGNED AND FILED

Richard L. McAdoo, Director & President (1)

Gary R. Schell, Director & Secretary (2)

Gary D. Wine, Director

Stan Lichman, Director (1) (2)

Paul L. Hayes, Jr., Director (1) (2)

James D. Eger, Vice President & Chief Information Officer

 (1) Audit Committee Member

 (2) Executive Compensation Committee Member

QUARTERLY AND YEAR END REPORT

B.C. Securities Commission Form 51/901F

Schedule C

CONTINENTAL ENERGY CORPORATION

For the Quarter Ended January 31, 2004

NATURE OF BUSINESS

Continental Energy Corporation (“Continental” or the “Company”) is an oil and gas exploration company engaged in the assembly of a portfolio of oil and gas exploration properties with high potential resource prospects.  Continental is focusing its efforts in Indonesia where large tracts of acreage can be accumulated, there is a long and positive history of oil exploration success, geological conditions are favorable for hydrocarbon accumulation and Continental has acquired rights to three production sharing contract areas covering 2.5 million acres, the Bangkudulis Block, the Bengara-II Block and the Yapen Block. Continental is an exploration stage company and none of its oil and gas properties currently generate revenue.

HIGHLIGHTS OF THE QUARTER

The quarter ended January 31, 2004 marks the end of the second quarter of the Company’s annual fiscal year ending July 31, 2004. Significant events having material effect on the business affairs of the Company which have occurred during the “Past Quarter” ended January 31, 2004 are summarized below:

Farm Out Agreement Default Notice

In a press release dated 12-November- 2003 the Company announced that written notice has been given to China Wisdom International (HK) Ltd. (“China Wisdom”) that China Wisdom is in default of its obligations under a March 3, 2003 farm out agreement (see press release dated March 6, 2003) and must commence drilling the first of 5 obligation wells on the Bengara-II Block before November 30, 2003 or risk termination thereafter of the farm out agreement in accordance with its provisions. See related item in "Claims, Contingencies and Litigation" section below.

Stock Options Set

In a press release dated 13-November-2003 the Company announced that it has set 2,700,000 common share stock options at an exercise price of US$ 0.20 valid until January 30, 2005 for directors and employees and those of its subsidiaries and affiliates.

Bengara-II PSC Initial Exploration Period Extended

The Company's application to Indonesian Authorities to extend the initial 6-year exploration period of the Bengara-II Production Sharing Contract from 4-December-2003 until 4-December-2004 was approved pursuant to a letter No. 586/BP0000/2003-S from BPMigas dated 17-November-2003.

Bengara-II PSC Annual Work Program and Budget Filed

The Company's Continental-Wisdom-GeoPetro (Bengara-II) Ltd. subsidiary has filed its annual work program and budget for its Bengara-II PSC with Indonesian petroleum concession regulating authority, BPMigas, for calendar year 2004. The work program includes the drilling of three wildcat exploration wells in the Bengara-II PSC during 2004 at a total annual budgeted expenditure of US$ 17,054,000.

Bangkudulis TAC Annual Work Program and Budget Filed

The Company's GAT Bangkudulis Petroleum Company Ltd. subsidiary has filed its annual work program and budget for its Bangkudulis TAC with Indonesian petroleum authority, Pertamina, for calendar year 2004. The work program includes the drilling of one development well, Workover of one existing well and installation of initial production surface equipment in the Bangkudulis TAC during 2004 at a total annual budgeted expenditure of US$ 2,801,000.

Bengara-II Farm Out Agreement Termination  -  In letters dated December 4, 2003 the Company and GeoPetro Resources Company jointly served notice of termination to all signatories of a March 3, 2003 farm out agreement jointly entered by the Company and GeoPetro with China Wisdom International (HK) Ltd. The farm out agreement pertains to a farm out to China Wisdom of a 40% shareholding interest in its Continental-Wisdom-GeoPetro (Bengara-II) Ltd. subsidiary and a corresponding interest in the Bengara-II JV and the Bengara-II PSC. See additional discussion section below entitled "Claims, Contingencies and Litigation".

Subsidiary Name Changed

Pursuant to a name change certificate issued by the British Virgin Islands registrar of international business companies on December 16, 2003 the Company's Bengara-II Block operating subsidiary has changed its name from Continental-Wisdom-GeoPetro to Continental-GeoPetro (Bengara-II) Ltd.

Annual Report Form-20F Filed

The Company's annual report and audited annual financial statements were filed on Form-20F with the US SEC's EDGAR database on January 16, 2004 in accordance with reporting and compliance requirements. Additional, filings to supplement and amend the Form-20F annual report in accordance with section 906 and section 302 of the Sarbanes-Oxley act were made on January 23, 2004.

Annual General Meeting Held

The Company's annual general meeting was held on January 21, 2004 in the Company's registered offices in Vancouver, BC, Canada. All actions proposed by management in the Information Circular distributed to shareholders in advance of the meeting were adopted by majority vote of the quorum of shareholders present or represented by proxy.

Stock Options Set

In a press release dated 30-January-2004 the Company announced that it has set 2,250,000 common share stock options at an exercise price of US$ 0.20 valid until July 30, 2005 for financial advisors and an officer of the Company.

Stock Options Expire

During the quarter a total of 1,000,000 common share stock options at exercise prices of US$ 0.15 and US$0.25 valid until April 29, 2004, January 30, 2005 and July 30, 2004 granted to consultants and a former director of the Company expired in accordance with the terms of the stock option agreements upon ending of the holders individual consulting agreements with the Company.

Stock Options Cancelled

In a press release dated 30-January-2004 the Company announced that it has cancelled 2,000,000 common share stock options originally granted to principals of China Wisdom International (HK) Ltd. as a results of the termination of their employment by the Company's Continental-GeoPetro (Bengara-II) Ltd. subsidiary coincident with the Company's termination of its farm out agreement with China Wisdom. Another 1,500,000 common share stock options originally granted to a group of individual finders instrumental in assisting the Company arrange the China Wisdom farm out were also cancelled.

Warrants Amended

In a press release dated 30-January-2004 the Company announced that it has amended the exercise price from US$ 0.30 to US$ 0.15 for 2,356,666 common share stock purchase warrants originally purchased by private placees who are also directors of the Company. No amendment was made to the term of the warrants which expire on September 10, 2005.

VP & CIO Engaged

In a press release dated 31-January-2004 the Company announced that it has hired Mr. James D. Eger as Vice President & Chief Information Officer (CIO).  See related disclosure in section entitled "Investor Relations, Publicity and Promotion" below.

Financial Advisors Engaged

In a press release dated 31-January-2004 the Company announced that it has hired entered consulting financial advisor agreements with six individuals. See related disclosure in section entitled "Finder's Agreements, Financial Advice & Fund Raising" below.

SUBSEQUENT EVENTS

Significant events possibly having material effect on the business affairs of the Company which have occurred since the end of the “Past Quarter” ended January 31, 2004 but prior to publication of this report are summarized below:

Escrow Shares Returned to Treasury

On February 28, 1997, the Company issued 375,000 shares of "Principal Escrow" common shares at $0.01 per share pursuant to an escrow agreement dated December 11, 1996 with two current directors of the company. Subsequently, 187,500 of the shares were released from escrow in Fiscal 1999 and 93,750 shares were released in the first quarter of Fiscal 2001. As of January 31, 2004 there are 93,750 common shares remaining in Principal Escrow. The milestones of accomplishment that the Company should achieve as per the escrow agreement for the release of the remaining 93,750 escrow shares were not achieved and the deadline for the release of the Principal Escrow shares has since expired. In a treasury order dated February 3, 2004 the Company returned the Principal Escrow shares to treasury. The issued and outstanding shares of the Company shall be reduced accordingly.

Financial Advisor/Fund Raiser Engaged

In a press release dated 3-March-2004 the Company announced that it has hired entered consulting financial advisor agreement with The Oberon Group, LLC. See related disclosure in section entitled "Finder's Agreements, Financial Advice & Fund Raising" below.

Financial Advisor/Fund Raiser Engaged

In a press release dated 18-March-2004 the Company announced that it has entered an agreement with Emerging Markets Finance International, LLC to act as financial arranger in respect of a US$ 5,000,000 financing for the Company's Bangkudulis project. See related disclosure in section entitled "Finder's Agreements, Financial Advice & Fund Raising" below.

MANAGEMENT DISCUSSION AND ANALYSIS

Financial Results for the Past Quarter Ended January 31, 2004

The quarter ended January 31, 2004 marks the end of the second quarter and the first six months of the Company’s annual fiscal year ending July 31, 2004.

Current Working Capital Situation

As at January 31, 2004, Company's consolidated financial statements reflect a working capital deficit of approximately $4,471,000. This represents a working capital deficit increase of approximately $241,000 compared to the July 31, 2003 deficit of approximately $4,230,000. To improve its working capital position the company is currently negotiating private placements and farm out agreements for its properties.

Investments

During the six months ended January 31, 2004 the Company invested approximately $403,000 in its Indonesian oil & gas properties and recovered $258,000 from its farm out partner, GeoPetro.

Finance

During the six months ended January 31, 2004,

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1,458,388 warrants were exercised resulting in the issuance of 1,458,388 common shares for total proceeds of $218,758, of which $92,008 was received prior to July 31, 2003.

Income

The Company had no material income in the six months ended January 31, 2004.

Expenses

Overall, expenses increased by $362,000 from approximately $398,000 to approximately $760,000 for the six-month periods ended January 31, 2003 and 2004 respectively. $431,634 of the expense increase is due to stock option compensation expense booked in relation to 4,950,000 options granted during the period.  General and administrative expenses increased by $63,000 from approximately $132,000 to approximately $195,000 for the six-month periods ended January 31, 2003 and 2004 respectively. The significant changes to general and administrative expenses are in professional fees, travel and office expense. Professional fees increased from approximately $14,400 to approximately $48,600, travel increased from approximately $11,100 to approximately $21,500 and office expense increased from approximately $71,600 to approximately $80,100 for the six-month periods ended January 31, 2003 and 2004 respectively.  All other general and administrative expenses appear reasonable compared to the previous period.  Management fees increased by $170,000 from approximately $98,000 to approximately $268,000 for the six-month period ended January 31, 2003 and 2004 respectively. The increase is due to additional fees paid by the GATB subsidiary. Amortization expense increased by $59,000 from approximately $2,100 to approximately $52,200 for the six-month period ended January 31, 2003 and 2004 respectively. The increase is due to the amortization related to capital and leased assets acquired by the Bengara subsidiary in the year ended July 31, 2003. Wage expense decreased by $100,100 from approximately $111,900 to approximately $11,800 for the six-month period ended January 31, 2003 and 2004 respectively. The decrease is due the fact that the six month period ending January 31, 2003 was relatively inactive for the Company and its subsidiaries, consequently salaries were reduced. All other expense groups appear consistent with comparative period.

GAT Bangkudulis Payables, Accrued & Contingent Liabilities

As at January 31, 2004, Company's consolidated financial statements reflect current liabilities of $5,128,171. Of this total, an amount of $ 4,773,429.71 in accrued liabilities and accounts payable are attributable to the Company's GAT Bangkudulis subsidiary ("GATB"). Most of these liabilities were acquired together with the GATB subsidiary upon the Company's acquisition of it in 2001. Of the $4,773.429.71 accrued, firm payables total $ 979,637.57 and the remaining balance of $ 3,580,817.14 is contingent and is payable only in the event certain specific conditions are met as described below.

Firm Payables

Of the total current liabilities GATB total accounts payable includes trade payables of $628,720.16, amounts due Pertamina of $45,552.95 and accrued withholding taxes of $305,354.46 for a total amount of payables of $979,637.57. GATB has negotiated with creditors due these amounts and expects to pay them according to a schedule from Bangkudulis Field production. Many of these payables are denominated in Indonesian Rupiah and the total amount changes monthly depending upon the US$ to Rupiah exchange rate applied.

Conditional Liability

GATB has accrued an amount of $487,500.00 as a contingent and conditional liability payable to current and former GATB directors and management in respect of deferred compensation for personal services as directors and managers. By agreement this entire amount is payable only in the event GAT Bangkudulis commences commercial production from the Bangkudulis Field. If no production is achieved this liability is not payable.

Value Added Tax

GATB has accrued an amount of $ 531,135.14 for Value Added Tax ("VAT") which is a contingent payable. VAT taxes are deferred under current Indonesian tax law and GATB shall be obliged to pay accrued VAT, if and only if, Bangkudulis Field production is achieved. VAT is not due and payable until such time as commercial production from the Bangkudulis Field and is not payable at all in the event no production is achieved. VAT is denominated in Indonesian Rupiah and the total amount changes monthly depending upon the US$ to Rupiah exchange rate applied.

APOG Shareholder Loan

Also included in the total is a contingent share holder loan repayable to former GATB shareholder Apex Oil & Gas Ltd. ("APOG") in the amount of $2,562,182.00. APOG no longer owns shares of GATB but pursuant to a shareholders agreement signed by the Company dated 9-April-2001 the Company and other GATB shareholder have agreed to repay APOG the $2,562,182.00 from cost recovery proceeds of Bangkudulis Field production, if and only if, Bangkudulis Field production is achieved. The APOG shareholder loan does not bear interest. If the Bangkudulis TAC is terminated or the Bangkudulis Field never achieves sufficient cost recovery from production to repay the shareholder loan to APOG then there is no obligation of GATB or of the Company to repay it.

ADDITIONAL DISCLOSURE

Material Contracts & Commitments

During the Past Quarter, no new material contracts or commitments were undertaken and not elsewhere disclosed in this Schedule-C.

Related Party Transactions

Expenditures made by the Company to related parties in the quarter ended January 31, 2004 are detailed in the notes to the interim consolidated financial statements set forth in Schedule-A. During the Past Quarter, no new related party agreements, or modifications to existing agreements, of any kind were made by the Company which are not otherwise already disclosed herein.

Investor Relations, Publicity and Promotion

During the Past Quarter, no new arrangements, or modifications to existing agreements, were made by the Company for investor relations services, publicity, promotion or advertising agreements which are not otherwise already disclosed herein, except for the following:

Vice President & CIO  -  With effect from January 31, 2004 the Company has entered into a consulting agreement with Mr. James D. Eger of Dallas, Texas, to serve as Vice President & Chief Information Officer of the Company. He shall directly manage and be responsible for the Company's investor relations, publicity, promotion, media exposure, internet website, information services and other administrative tasks on behalf of the Company. His consulting agreement is open ended and may be terminated at any time by either Party without penalty subject to thirty days notice. For his services the Company shall pay a starting salary of US$ 5,000 per month and has granted him 1,000,000 incentive stock options at an exercise price of US$ 0.20 for the duration of the contract.

Public Relations Contract  -  With effect from January 31, 2004 the Company has entered into an agreement with Mr. Tom Gavin and IR Network of Corona, California, to provide public and investor relations services and advice on publicity and promotion to the Company. The agreement is valid until July 30, 2005 and may be terminated at any time by either Party without penalty subject to ten days notice. The Company has paid a one time only cash fee of US$ 100 and has granted 250,000 incentive stock options at an exercise price of US$ 0.20 for the duration of the contract.

Finder's Agreements, Financial Advice & Fund Raising

During the Past Quarter, no new arrangements, or modifications to existing agreements, were made by the Company relating to financial advice, fund raising or finder's agreements which are not otherwise already disclosed herein, except for the following:

Financial Advisor Contracts  -  With effect from January 31, 2004 the Company has entered into separate agreements with four individuals to provide financial advice and to provide advice on publicity and promotion to the Company with accredited investors. The agreements are valid until July 30, 2005 although they may be terminated at any time by either Party without penalty subject to ten days notice. The Company has paid a one time only cash fee of US$ 100 to each contract recipient and has granted each 250,000 incentive stock options at an exercise price of US$ 0.20 for the duration of the contract. The four financial advisors are Mr. John Mazarella, Mr. Andrew Filipek, Mr. James Hurst and Mr. Manual Agorastos all of San Francisco, California.

Financial Advisor Contract  -  With effect from March 1, 2004 the Company has entered an agreement with the Sterling Group and its principal Mr. Bruce Dorfman of Las Vegas, Nevada, to provide financial advice and to provide advice on publicity and promotion to the Company with accredited investors. The agreement is valid until July 30, 2005 although it may be terminated at any time by either Party without penalty subject to ten days notice. The Company has not and shall not pay any cash remuneration under the contract. Instead, the Company has granted each 100,000 incentive stock options at an exercise price of US$ 0.25 for the duration of the contract.

Financial Advisor Contract  -  With effect from March 1, 2004 the Company has entered an agreement with the Oberon Group LLC and one of its principals Mr. Jeffrey Singer of New York City, to provide financial advice and to provide advice on publicity and promotion to the Company with accredited investors. The agreement is valid for two years although it may be terminated at any time by either Party. The Company has granted Oberon 50,000 incentive stock options at an exercise price of US$ 0.25 for the duration of the contract. The Company has agreed to pay Oberon, on a successful efforts basis, a cash fee of 10% on the first $ 2,000,000 of equity private placement capital raised by Oberon with accredited investors on the Company's behalf and 8% on amounts over $ 2,000,000. Additionally, the Company shall pay Oberon in common share purchase warrants in the amount of 20% of the value of any private placement capital raised for the Company by Oberon on the same warrant terms as any investor making such private placement.

Financial Advisor Contract  -  With effect from March 17, 2004 and in a press release dated March 17, 2004 the Company announced that it has hired Emerging Markets Finance International, LLC to arrange $5,000,000 project finance for the Company. The Company has granted EMFI 100,000 incentive stock options at an exercise price of US$ 0.25 for the duration of the contract. The Company has agreed to pay EMFI, on a successful efforts basis, a cash fee of 5% on the project finance raised by EMFI for the Company.

Claims, Contingencies & Litigation

Except for the following actions, and any contingencies elsewhere disclosed in this Schedule-C, the Company knows of no material, active or pending claims or legal proceedings against them; nor is the Company involved as a plaintiff in any material proceeding or pending litigation that might materially adversely affect the Company or a property interest of the Company.

Labor Tribunal  -  The Company’s GAT Bangkudulis Petroleum Company Ltd. (“GATB”) affiliate, owner of the Bangkudulis TAC property, is involved in a labor dispute with 8 former employees who resigned at their own initiation in December 2001 and in May 2002 brought a claim against GATB with the Jakarta district Committee for Settlement of Labor Disputes (“CSLD”) regarding claimed severance benefits from GATB which GATB disputes. In a letter to GATB dated August 20, 2002 the CSLD rejected portions of the Indonesian Rupiah claim, reducing it from approximately US$ 83,000 to approximately US$ 41,000. GATB intends to continue fighting the claim and has three more levels of appeal through the CSLD system. GATB is confident it will prevail in getting the claim eliminated or substantially further reduced. Nevertheless, GATB has booked the US$ 41,000 as a contingent liability in August 2002 and no further progress has been made on the claim since that time. The contingent liability for it remains on GATB’s books at end this quarter.

Bengara-II Farm Out Agreement Termination  -  In letters dated December 04, 2003 the Company and GeoPetro Resources Company jointly served notice of termination to all signatories of a March 3, 2003 farm out agreement jointly entered by the Company and GeoPetro with China Wisdom International (HK) Ltd. The farm out agreement pertains to a farm out to China Wisdom of a 40% shareholding interest in its Continental-Wisdom-GeoPetro (Bengara-II) Ltd. subsidiary and a corresponding interest in the Bengara-II JV and the Bengara-II PSC.  Notice was served in accordance with the provisions for termination incorporated into the farm out agreement due to the default of China Wisdom and China Wisdom's failure to perform its farm out agreement obligations including failure to perform drilling work and failure to pay cash fees due according to the farm out stipulated schedule for both obligations and thereby earn China Wisdom up to a 40% shareholding in Continental-Wisdom-GeoPetro (Bengara-II) Ltd. The Company and GeoPetro intend to take whatever additional legal action may be required in the domicile of Continental-Wisdom-GeoPetro (Bengara-II) Ltd., the British Virgin Islands, to perfect the termination of the March 3, 2003 China Wisdom farm out agreement  in accordance with its provisions. Such action shall include cancellation of transfers, or otherwise compel the return of, 20,000 common shares of Continental-Wisdom-GeoPetro (Bengara-II) Ltd. conditionally transferred by the Company and GeoPetro to China Wisdom under the farm out agreement and in consideration for China Wisdom's firm and binding covenants and promises therein to perform specific financial and exploration work obligations including paying for the cost of drilling 5 exploration wells in the Bengara-II block. The provisions of the farm out agreement are clear and unequivocal on the event of China Wisdom's default of its farm out agreement commitments and China Wisdom shall forfeit approximately US$ 630,000 paid in partial fulfillment of its farm out agreement obligations to date. The Company and GeoPetro have retained legal counsel in British Virgin Islands to assist and provide advice in the termination of the farm out agreement and related agreements entered in accordance with the farm out agreement as well as cancellation of the share transfers to China Wisdom. The Company expects to prevail and receive back some 12,000 common shares of Continental-Wisdom-GeoPetro (Bengara-II) Ltd. it had conditionally transferred to China Wisdom.

Equity Credit Line Dispute  -  In a press release dated September 19, 2001 the Company announced that it has entered into a financing arrangement and related agreements with a private "Investor" providing a firm and binding "Equity Line of Credit" to the Company in the amount of up to US$ 20,000,000 over the next three years. The Investor was Cornell Capital Partners, LP, ("Cornell") a New York-based investment fund managed by Yorkville Advisors Management, LLC. ("Yorkville"). The Company issued 1,000,000 of its common shares to the principals of Cornell and Yorkville soon after signing the financing arrangement in full expectation of performance of promises made by Cornell and Yorkville under the agreements. Subsequently, the Global uncertainty post 9-11 and depressed US stock market conditions contributed to the Company’s decision to delay filing of the required prospectus to implement the Equity Line funding arrangement. A dispute between the Company and Cornell/Yorkville has arisen over a claim by Cornell/Yorkville for payment of a second tranche of Company common shares which the original agreements contemplated, which agreements were contingent upon certain performance by Cornell and Yorkville. The Company does not believe that the issue of any more shares to Cornell/Yorkville is appropriate given the fact that all parties agree original Equity Line of Credit agreements provide for a financing arrangement that is no longer available.  Consequently, on January 13, 2004, the Company filed a civil complaint in United States District Court for the Southern District of New York against Cornell and Yorkville seeking an order (i) declaring that the Equity Line of Credit Agreement is void and unenforceable, and that accordingly the Company is not required to deliver any additional shares of its common stock to Cornell, (ii) for the return of shares of its common stock the Company has already delivered to Cornell, and (iii) for damages caused by Cornell/Yorkville’s failure to return such shares to the Company and to perform certain services for the Company.

CONTINUOUS DISCLOSURE & FILINGS - CANADA

Additional disclosure is made on a continuous basis through periodic filings of Company financial information, significant events, including all press releases and material change reports and disclosure of new or changed circumstances regarding the Company. Unaudited quarterly financial statements are filed by the Company on Schedule-C of Form 51-901F (Formerly Form 61) British Columbia Securities Commissions (“BCSC”) fiscal quarterly filing forms for each prior fiscal quarter period. Shareholders and interested parties may obtain downloadable copies of mandatory filings made by the Company with Canadian securities regulators on the internet at the “SEDAR” website www.sedar.com which is the “System for Electronic Document Archiving and Retrieval”, employed by Canadian securities regulatory commissions to enable publicly traded companies to electronically file and archive documents and filings in compliance with applicable laws and securities trading regulations. The Company began filing on SEDAR in 1997. All Company filings made on SEDAR during the Past Quarter and up to the date of this filing are incorporated herein by this reference.

CONTINUOUS DISCLOSURE & FILINGS - USA

The Company is also a full reporting issuer and filer of US Securities and Exchange Commission (“US-SEC”) filings. US-SEC filings include Form 20F annual reports and audited financial statements. Interim unaudited quarterly financial reports in this format together with press releases and material contracts and changes are filed under Form-6K. The Company has filed electronically on the US-SEC’s EDGAR database commencing with the Company’s Form 20F annual report and audited financial statements for the fiscal year ended 31 July 2003. See website  www.sec.gov/edgar/searchedgar/webusers.htm. Prior to that event the Company filed with the US-SEC in paper form. All Company filings made to US-SEC during the past fiscal year and during the Past Quarter and up to the date of this filing are incorporated herein by this reference.

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